The Goldfield Corporation


                       THE GOLDFIELD CORPORATION 1998
                     EXECUTIVE LONG-TERM INCENTIVE PLAN


                              PLAN INFORMATION


      THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
                    THAT HAVE BEEN REGISTERED UNDER THE
                           SECURITIES ACT OF 1933.


              1,300,000 Shares of Common Stock, $.10 par value


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                OF THE PROSPECTUS.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.


February 12, 1999


                             Table of Contents

          Section                                                 Page

          The Goldfield Corporation 1998 Executive
            Long-Term Incentive Plan                                3

          Other Information                                        19

                  Resale Restrictions                              19

                  Employee Retirement Income Security Act
                    (ERISA)                                        19

                  Tax Information                                  19

                       Federal Income Tax Consequences             19

                       Stock Options                               19

                       Stock Appreciation Rights                   21

                       Restricted Stock and Restricted
                         Stock Units                               21

                       Performance Shares and Performance
                         Units                                     22

                       Other Awards                                22

                  Information Concerning the Company               23

                  Additional Information                           23



                           THE GOLDFIELD CORPORATION
                    1998 EXECUTIVE LONG-TERM INCENTIVE PLAN


     Article I.     Establishment, Purpose and Duration

          A. Establishment of the Plan. The Goldfield Corporation, a Delaware corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "The Goldfield Corporation 1998 Executive Long-Term Incentive Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options (NQSO), Incentive Stock Options (ISO), Stock Appreciation Rights (SAR), Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and other awards.

          The Plan shall become effective when approved by the shareholders at the Annual Meeting on June 2, 1998 (the "Effective Date"), and shall remain in effect as provided in Section 1.3 herein.

          B. Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of Company shareholders and customers.

          The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

          C. Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 15 herein, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions.


     Article II.    Definitions

          Whenever used in the Plan, the following terms shall have the meanings set forth below and, when such meaning is intended, the initial letter of the word is capitalized:

          A. "Award" means, individually or collectively, a grant under the Plan of NQSOs, ISOs, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or any other type of award permitted under Article 10 of the Plan.

          B. "Award Agreement" means an agreement entered into by each Participant and the Company, setting forth the terms and provisions applicable to an Award granted to a Participant under the Plan.

          C. "Base Value" of an SAR shall have the meaning set forth in Section 7.1 herein.

          D. "Board" or "Board of Directors" means the Board of Directors of the Company.

          E. "Change in Control" means the earliest of the following to occur: (a) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors ("Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company or any subsidiary thereof, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or
     (iv) any acquisition by any corporation pursuant to a transaction described in clauses (i), (ii) and (iii) of paragraph (c) below;
     or (b) individuals who, as of January 1, 1998, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however that any individual becoming a director subsequent to January 1, 1998, whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or
     (c) the effective date of a reorganization, merger or consolidation of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportion as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (d) the effective date of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition (A) 80% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such sale or other disposition, in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Voting Securities, (B) less than 20% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Voting Securities prior to the sale or disposition and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

          F. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          G.   "Committee" means the committee, as specified in
     Article 3, appointed by the Board to administer the Plan with respect to Awards.

          H. "Company" means The Goldfield Corporation, a Delaware corporation, or any successor thereto as provided in Article 17 herein.

          I. "Director" means any individual who is a member of the Board of Directors of the Company.

          J. "Dividend Equivalent" means, with respect to Shares subject to an Award, a right to be paid an amount equal to dividends declared on an equal number of outstanding Shares.

          K. "Eligible Employee" means an Employee who is eligible to participate in the Plan, as set forth in Section 5.1 herein.

          L. "Employee" means any full-time or regularly-scheduled part-time employee of the Company or of the Company's Subsidiaries, who is not covered by any collective bargaining agreement to which the Company or any of its Subsidiaries is a party. Directors who are not otherwise employed by the Company shall not be considered Employees for purposes of the Plan. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment.

          M. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

          N. "Exercise Period" means the period during which an SAR or Option is exercisable, as set forth in the related Award
     Agreement.

          O. "Fair Market Value" of the Company's common stock on a Trading Day shall mean the last reported sale price for common stock or, in case no such reported sale takes place on such Trading Day, the average of the closing bid and asked prices for the common stock for such Trading Day, in either case on the principal national securities exchange on which the common stock is listed or admitted to trading, or if the common stock is not listed or admitted to trading on any national securities exchange, but is traded in the over-the-counter market, the closing sale price of the common stock or, if no sale is publicly reported, the average of the closing bid and asked quotations for the common stock, as reported by the National Association of Securities
     Dealers Automated Quotation System ("NASDAQ") or any comparable system or, if the common stock is not listed on NASDAQ or a comparable system, the closing sale price of the common stock or, if no sale is publicly reported, the average of the closing bid and asked prices, as furnished by two members of the National Association of Securities Dealers, Inc. who make a market in the common stock selected from time to time by the Company for that purpose. In addition, for purposes of this definition, a "Trading
     Day" shall mean, if the common stock is listed on any national securities exchange, a business day during which such exchange was open for trading and at least one trade of common stock was effected on such exchange on such business day, or, if the common stock is not listed on any national securities exchange but is traded in the over-the-counter market, a business day during which the over-the-counter market was open for trading and at least one "eligible dealer" quoted both a bid and asked price for the common stock. An "eligible dealer" for any day shall include any broker-dealer who quoted both a bid and asked price for such day, but shall not include any broker-dealer who quoted only a bid or only an asked price for such day. In the event the Company's common stock is not publicly traded, the Fair Market Value of such common stock shall be determined by the Committee in good faith.

          P. "Freestanding SAR" means an SAR that is granted independently of any Option.

          Q. "Incentive Stock Option" or "ISO" means an option to purchase Shares, granted under Article 6 herein, which is designated as an Incentive Stock Option and satisfies the requirements of Section 422 of the Code.

          R. "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares, granted under Article 6 herein, which is not intended to be an Incentive Stock Option under Section 422 of the Code.

          S.   "Option" means an Incentive Stock Option or a
     Nonqualified Stock Option.

          T. "Option Exercise Price" means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee and set forth in the Option Award Agreement.

          U. "Participant" means an Employee who has outstanding an Award granted under the Plan.

          V. "Performance Period" means the time period during which Performance Unit/Performance Shares performance goals must be met.

          W. "Performance Share" means an Award granted to an Eligible Employee, as described in Article 9 herein.

          X. "Performance Unit" means an Award granted to an Eligible Employee, as described in Article 9 herein.

          Y. "Period of Restriction" means the period during which the transfer of Restricted Stock is limited in some way, as provided in Article 8 herein.

          Z. "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as used in Sections 13(d) and 14(d) thereof, including usage in the definition of a "group" in Section 13(d) thereof.

          AA.    "Plan" means The Goldfield Corporation 1998 Executive
     Long-Term Incentive Plan.

          BB. "Restricted Stock" means an Award of Shares granted to an Eligible Employee pursuant to Article 8 herein.

          CC. "Restricted Stock Unit" means an Award granted to an Eligible Employee pursuant to Article 8 herein.

          DD. "Shares" means the shares of common stock, $.10 par value per share, of the Company.

          EE. "Stock Appreciation Right" or "SAR" means a right, granted alone or in connection with a related Option, designated as an SAR, to receive a payment on the day the right is exercised, pursuant to the terms of Article 7 herein. Each SAR shall be denominated in terms of one Share.

          FF. "Subsidiary" means any corporation that is a "subsidiary corporation" of the Company as that term is defined in
     Section 424(f) of the Code.

          GG. "Tandem SAR" means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall be similarly canceled).


     Article III.   Administration

          A. The Committee. The Plan shall be administered by a committee (the "Committee") consisting solely of two or more members of the Board. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

          B. Authority of the Committee. The Committee shall have full power except as limited by law, the Articles of Incorporation and the Bylaws of the Company, subject to such other restricting limitations or directions as may be imposed by the Board and subject to the provisions herein, to determine the Employees to receive Awards; to determine the size and types of Awards; to determine the terms and conditions of such Awards; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 15 herein) to amend the terms and conditions of any outstanding Award. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authorities as identified hereunder.

          C. Restrictions on Distribution of Shares and Share Transferability. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares or benefits under the Plan unless such delivery would comply with all applicable laws (including, without limitation, the Securities Act of 1933) and applicable requirements of any securities exchange or similar entity and unless the Participant's tax obligations have been satisfied as set forth in Article 16. The Committee may impose such restrictions on any Shares acquired pursuant to Awards under the Plan as it may deem advisable, including, without limitation, restrictions to comply with applicable Federal securities laws, with the requirements of any stock exchange or market upon which such Shares are then listed and/or traded and with any blue sky or state securities laws applicable to such Shares.

          D. Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, Employees, Participants and their estates and beneficiaries.

          E. Costs. The Company shall pay all costs of administration of the Plan.


     Article IV.    Shares Subject to the Plan

          A. Number of Shares. Subject to Section 4.2 herein, the maximum number of Shares available for grant under the Plan shall be 1,342,737. Shares underlying lapsed or forfeited Awards, or Awards that are not paid in Shares, may be reused for other Awards; if the Option Exercise Price is satisfied by tendering Shares, only the number of Shares issued net of the Shares tendered shall be deemed issued under the Plan. Shares granted pursuant to the Plan may be (i) authorized but unissued Shares of Common Stock, (ii) Treasury Shares or (iii) Shares purchased on the open market.

          B. Adjustments in Authorized Shares and Awards. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, share combination, share exchange or other change in the corporate structure of the Company affecting the Awards of the Shares, such adjustment shall be made in the outstanding Awards, the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code and (ii) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be other than an incentive stock option for purposes of Section 422 of the Code.


     Article V.     Eligibility and Participation

          A. Eligibility. Persons eligible to participate in the Plan ("Eligible Employees") include all officers and key employees of the Company and its Subsidiaries, as determined by the Committee, including Employees who are members of the Board, but excluding Directors who are not Employees.

          B. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all Eligible Employees those to whom Awards shall be granted.


     Article VI.    Stock Options

          A. Grant of Options. Subject to the terms and conditions of the Plan, Options may be granted to an Eligible Employee at any time and from time to time, as shall be determined by the Committee.

          The Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Eligible Employee (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Options. The Committee may grant ISOs, NQSOs or a combination thereof.

          B. Option Award Agreement. Each Option grant shall be evidenced by an Option Award Agreement that shall specify the Option Exercise Price, the term of the Option, the number of Shares to which the Option pertains, the Exercise Period and such other provisions as the Committee shall determine, including but not limited to any rights to Dividend Equivalents. The Option Award Agreement shall also specify whether the Option is intended to be an ISO or a NQSO.

          The Option Exercise Price for each Share purchasable under any ISO granted hereunder shall be such amount as the Committee shall, in its best judgment, determine to be not less than one hundred percent (100%) of the Fair Market Value per Share at the date the Option is granted; and provided, further, that in the case of an ISO granted to a person who, at the time such ISO is granted, owns shares of stock of the Company or of any Subsidiary which possess more than ten percent (10%) of the total combined voting power of all classes of shares of stock of the Company or of any Subsidiary, the Option Exercise Price for each Share shall be such amount as the Committee, in its best judgment, shall determine to be not less than one hundred ten percent (110%) of the Fair Market Value per Share at the date the Option is granted. The Option Exercise Price will be subject to adjustment in accordance with the provisions of Section 4.2 of the Plan.

          No ISO by its terms shall be exercisable after the expiration of ten (10) years from the date of grant of the Option; provided, however, in the case of an ISO granted to a person who, at the time such Option is granted, owns shares of stock of the Company or of any Subsidiary possessing more than ten percent (10%) of the total combined voting power of all classes of shares of stock of the Company or of any Subsidiary, such Option shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

          No ISO may be granted after the expiration of ten (10) years from the date the Plan is adopted, or the date the Plan is approved by the shareholders of the Company, whichever is earlier.

          C. Exercise of and Payment for Options. Options granted under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee shall in each instance approve.

          A Participant may exercise an Option at any time during the Exercise Period. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by provision for full payment for the Shares.

          The Option Exercise Price shall be payable: (a) in cash or its equivalent, (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Exercise Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Exercise Price), (c) by broker-assisted cashless exercise or
     (d) by a combination of (a), (b) and/or (c).

          As soon as practicable after receipt of a written notification of exercise of an Option and provision for full payment therefor, there shall be delivered to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

          D.   Termination of Employment.  Each Option Award
     Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee (subject to applicable law), shall be included in the Option Award Agreement entered into with Participants, need not be uniform among all Options granted pursuant to the Plan or among Participants and may reflect distinctions based on the reasons for termination of employment.

          E. Transferability of Options. Except as otherwise determined by the Committee, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant and no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. ISOs are not transferable.


     Article VII.   Stock Appreciation Rights

          A. Grant of SARs. Subject to the terms and conditions of the Plan, an SAR may be granted to an Eligible Employee at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs or any combination of these forms of SARs.

          The Committee shall have complete discretion in determining the number of SARs granted to each Eligible Employee (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

          The Base Value of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The Base Value of Tandem SARs shall equal the Option Exercise Price of the related Option.

          B. SAR Award Agreement. Each SAR grant shall be evidenced by an SAR Award Agreement that shall specify the number of SARs granted, the Base Value, the term of the SAR, the Exercise Period and such other provisions as the Committee shall determine.

          C. Exercise and Payment of SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

          Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Exercise Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Exercise Price of the ISO.

          Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

          A Participant may exercise an SAR at any time during the Exercise Period. SARs shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of SARs being exercised. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of:
          1. the excess of (i) the Fair Market Value of a Share on the date of exercise over (ii) the Base Value multiplied by

          2. the number of Shares with respect to which the SAR is exercised.

          At the sole discretion of the Committee, the payment to the Participant upon SAR exercise may be in cash, in Shares of equivalent value or in some combination thereof.

          D. Termination of Employment. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the SAR Award Agreement entered into with Participants, need not be uniform among all SARs granted pursuant to the Plan or among Participants and may reflect distinctions based on the reasons for termination of employment.

          E. Transferability of SARs. Except as otherwise determined by the Committee, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her legal representative and no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.


     Article VIII.  Restricted Stock and Restricted Stock Units

          A. Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and conditions of the Plan, Restricted Stock and/or Restricted Stock Units may be granted to Eligible Employees at any time and from time to time, as shall be determined by the Committee.

          The Committee shall have complete discretion in determining the number of shares of Restricted Stock and/or Restricted Stock Units granted to each Eligible Employee (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Awards.

          B.   Restricted Stock/Restricted Stock Unit Award
     Agreement. Each grant of Restricted Stock and/or Restricted Stock Units grant shall be evidenced by a Restricted Stock and/or Restricted Stock Unit Award Agreement that shall specify the number of shares of Restricted Stock and/or Restricted Stock Units granted, the initial value (if applicable), the Period or Periods of Restriction, and such other provisions as the Committee shall determine.

          C.   Transferability.  Restricted Stock and Restricted
     Stock Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement. All rights with respect to the Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant or his or her legal representative.

          D.   Certificate Legend.  Each certificate representing
     Restricted Stock granted pursuant to the Plan may bear a legend substantially as follows:

              "The sale or other transfer of the shares of stock
               represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in The Goldfield Corporation 1998 Executive Long-Term Incentive Plan and in a Restricted Stock Award Agreement. A copy of such Plan and such Agreement may be obtained from The Goldfield Corporation."

          The Company shall have the right to retain the certificates representing Restricted Stock in the Company's possession until such time as all restrictions applicable to such Shares have been satisfied.

          E. Removal of Restrictions. Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to have any legend referred to in Section 8.4 removed from the Participant's stock certificate. Payment of Restricted Stock Units shall be made after the last date of the period of Restriction applicable thereto. The Committee, in its sole discretion, may pay Restricted Stock Units in cash or in shares (or in a combination thereof), which have an aggregate Fair Market Value equal to the value of the Restricted Stock Units.

          F.   Voting Rights.  During the Period of Restriction,
     Participants holding Restricted Stock may exercise full voting rights with respect to those Shares.

          G. Dividends and Other Distributions. Subject to the Committee's right to determine otherwise at the time of grant, during the Period of Restriction, Participants holding Restricted Stock shall receive all regular cash dividends paid with respect to all Shares while they are so held. All other distributions paid with respect to such Restricted Stock shall be credited to Participants subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid and shall be paid to the Participant promptly after the full vesting of the Restricted Stock with respect to which such distributions were made.

               Rights, if any, to Dividend Equivalents on Restricted Stock Units shall be established by the Committee at the time of grant and set forth in the Award Agreement.

          H. Termination of Employment. Each Restricted Stock/Restricted Stock Unit Award Agreement shall set forth the extent to which the Participant shall have the right to receive Restricted Stock and/or a Restricted Stock Unit payment following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all grants of Restricted Stock/Restricted Stock Units or among Participants and may reflect distinctions based on the reasons for termination of employment.


     Article IX.    Performance Units and Performance Shares

          A. Grant of Performance Units and Performance Shares. Subject to the terms and conditions of the Plan, Performance Units and/or Performance Shares may be granted to an Eligible Employee at any time and from time to time, as shall be determined by the Committee.

          The Committee shall have complete discretion in determining the number of Performance Units and/or Performance Shares granted to each Eligible Employee (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Awards.

          B.   Performance Unit/Performance Share Award Agreement.
     Each grant of Performance Units and/or Performance Shares shall be evidenced by a Performance Unit and/or Performance Share Award Agreement that shall specify the number of Performance Units and/or Performance Shares granted, the initial value (if applicable), the Performance Period, the performance goals and such other provisions as the Committee shall determine, including but not limited to any rights to Dividend Equivalents.

          C. Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The value of a Performance Share shall be equal to the Fair Market Value of a Share. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Performance Shares that will be paid out to the Participants.

          D.   Earning of Performance Units/Performance Shares.
     After the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive a payout with respect to the Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

          E. Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be made following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units/Shares in cash or in Shares (or in a combination thereof), which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

          F. Termination of Employment. Each Performance Unit/Performance Share Award Agreement shall set forth the extent to which the Participant shall have the right to receive a Performance Unit/Performance Share payment following termination of the Participant's employment with the Company and its Subsidiaries during a Performance Period. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all grants of Performance Units/Performance Shares or among Participants and may reflect distinctions based on reasons for termination of employment.

          G. Transferability. Except as otherwise determined by the Committee, a Participant's rights with respect to Performance Units/Performance Shares granted under the Plan shall be available during the Participant's lifetime only to such Participant or the Participant's legal representative and Performance Units/Performance Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.


     Article X.     Other Awards

          The Committee shall have the right to grant other Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of Shares in lieu of cash or cash based on performance criteria established by the Committee, and the payment of Shares in lieu of cash under other Company incentive bonus programs. Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.


     Article XI.    Beneficiary Designation

          Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant's death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

          The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of beneficiary or beneficiaries other than the spouse.


     Article XII.   Deferrals

          The Committee may permit a Participant to defer the Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under the Plan. If any such deferral election is permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.


     Article XIII.  Rights of Employees

          A. Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, for any reason or no reason in the Company's or the Subsidiary's sole discretion, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

          B. Participation. No Employee shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

          C. Limitation of Implied Rights. Neither a Participant nor any other Person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets or other property which the Company or any Subsidiary, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Shares or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any Person.

               Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.


     Article XIV.   Change in Control

          The terms of this Article 14 shall immediately become operative, without further action or consent by any person or entity, upon a Change in Control, and once operative shall supersede and take control over any other provisions of this Plan.

          Upon a Change in Control

          1. Any and all Options and SARs granted hereunder shall become immediately vested and exercisable;

          2. Any restriction periods and restrictions imposed on Restricted Stock and Restricted Stock Units shall be deemed to have expired; such Restricted Stock shall become immediately vested in full, and such Restricted Stock Units shall be paid out in cash on the effective date of the Change in Control; and

          3. The target payout opportunity attainable under all outstanding Awards of Performance Units and Performance Shares shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control. On the effective date of the Change in Control, all Performance Shares shall be paid out in Shares, and all Performance Units shall be paid out in cash.


     Article XV.    Amendment, Modification and Termination

          A. Amendment, Modification and Termination. The Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part.

          B. Awards Previously Granted. No termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award, unless such termination, modification or amendment is required by applicable law and except as otherwise provided herein.


     Article XVI.   Withholding

          A. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount (including any Shares withheld as provided below) sufficient to satisfy Federal, state and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to an Award made under the Plan.

          B. Share Withholding. With respect to tax withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising out of or as a result of Awards granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by tendering Shares held by the Participant at least six (6) months prior to their tender or by having the Company withhold Shares having a Fair Market Value on the effective date of exercise equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing and signed by the Participant.


     Article XVII.  Successors

          All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company.


     Article XVIII. Legal Construction

          A.   Gender and Number.   Except where otherwise indicated
     by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

          B. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

          C0   Requirements of Law.  The granting of Awards and the
     issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

          D0   Governing Law.  To the extent not preempted by Federal
     law, the Plan, and all agreements hereunder, shall be construed in accordance with, and governed by, the laws of the State of Delaware.


                              OTHER INFORMATION

     Resale Restrictions

          While the Plan does not place restrictions on resales of Company Common Stock, shares of Company Common Stock acquired pursuant to the Plan by an "affiliate", as that term is defined in Rule 405 of the Securities Act of 1933, of the Company may be resold only pursuant to the registration requirements of that Act or an applicable exemption therefrom. In addition, acquisitions and dispositions of Company Common Stock by Section 16 officers of the Company within any period of less than six months may give rise to the right of the Company to recapture any profit from such transactions pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.


     ERISA

          The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").


     Tax Information

     Federal Income Tax Consequences

          The following is a brief summary of the principal federal income tax consequences of the Plan. This summary is based on the Company's understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation. RECIPIENTS OF AWARDS UNDER THE PLAN ARE ADVISED TO CONSULT THEIR PERSONAL TAX ADVISORS WITH REGARD TO ALL TAX CONSEQUENCES ARISING WITH RESPECT TO THEIR AWARDS.

          Capitalized terms not defined herein, which are defined in the Plan, shall have the meanings set forth in the Plan.

     Stock Options

          1a   Consequences to the Optionholder

     Grant. There are no federal income tax consequences to the optionholder solely by reason of the grant of ISOs or NQSOs under the Plan.

     Exercise. The exercise of an ISO is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the requirement that the optionholder generally must exercise the ISO no later than three months following the termination of the optionholder's employment with the Company. However, such exercise may give rise to alternative minimum tax liability (see "Alternative Minimum Tax" below).

     Upon the exercise of a NQSO, the optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Company Common Stock at the time of exercise over the amount paid therefor by the optionholder as the exercise price. The ordinary income recognized in connection with the exercise by an optionholder of a NQSO will be subject to both wage and employment tax withholding.

     The optionholder's tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of a NQSO, the amount of ordinary income, if any, recognized by the optionholder upon exercise thereof.

     Qualifying Disposition. If an optionholder disposes of shares of Company Common Stock acquired upon exercise of an ISO in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the optionholder pursuant to the exercise of the ISO, the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder's adjusted basis in such shares (generally the option exercise price).

     Disqualifying Disposition. If the optionholder disposes of shares of Company Common Stock acquired upon the exercise of an ISO (other than in certain tax-free transactions) within two years from the date on which the ISO was granted or within one year after the transfer of shares to the optionholder pursuant to the exercise of the ISO, at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of
     (i) the excess of each such share's fair market value on the date of exercise over the exercise price paid by the optionholder, or
     (ii) the optionholder's actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the total amount realized on a taxable disposition (including return of capital and capital gain) exceeds the fair market value on the date of exercise of the shares of Company Common Stock purchased by the optionholder under the option, the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on the disposition (i.e., if the total amount realized is less than the exercise price paid by the optionholder), the loss will be a capital loss.

     Other Disposition. If an optionholder disposes of shares of Company Common Stock acquired upon exercise of a NQSO in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between the optionholder's basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares of Company Common Stock acquired upon exercise of ISOs as discussed above) will be short-term or long-term depending on whether the shares of Company Common Stock were held for more than one year from the date such shares were transferred to the optionholder.

     Alternative Minimum Tax. Alternative minimum tax ("AMT") is payable if and to the extent the amount thereof exceeds the amount of the taxpayer's regular tax liability, and any AMT paid generally may be credited against future regular tax liability (but not future AMT liability). AMT applies to alternative minimum taxable income; generally regular taxable income as adjusted for tax preferences and other items are treated differently under the AMT.

     For AMT purposes, the spread upon exercise of an ISO (but not a NQSO) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares of Company Common Stock at such time for subsequent AMT purposes. However, if the optionholder disposes of the ISO shares in the year of exercise, the AMT income cannot exceed the gain recognized for regular tax purposes, provided that the disposition meets certain third-party requirements for limiting the gain on a disqualifying disposition. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition is not considered alternative minimum taxable income.

          2    Consequences to the Company

     There are no federal income tax consequences to the Company by reason of the grant of ISOs or NQSOs or the exercise of an ISO (other than disqualifying dispositions).

     At the time the optionholder recognizes ordinary income from the exercise of a NQSO, the Company will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above). To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of an ISO, the Company will be entitled to a corresponding deduction in the year in which the disposition occurs.

     The Company will be required to report to the Internal Revenue Service any ordinary income recognized by any optionholder by reason of the exercise of a NQSO. The Company will be required to withhold income and employment taxes (and pay the employer's share of employment taxes) with respect to ordinary income recognized by the optionholder upon the exercise of NQSOs.

     Stock Appreciation Rights

     The recipient of a SAR is not taxed and the Company is not entitled to a federal income tax deduction at the time of grant. When the SAR is exercised, the recipient recognizes ordinary income in an amount equal to the amount of cash received and the fair market value of shares of stock received, and the Company will be entitled to a federal income tax deduction in an amount equal to such amount.

     Restricted Stock and Restricted Stock Units

     The grantee of Restricted Stock or Restricted Stock Units is not taxed and the Company is not entitled to a federal income tax deduction at the time of grant. However, when shares of Restricted Stock are no longer subject to a substantial risk of forfeiture, the grantee recognizes ordinary income in an amount equal to the fair market value of the stock less the amount paid, if any, for the stock. Alternatively, the grantee of shares of Restricted Stock may file an election with the Internal Revenue Service within 30 days of the date of his receipt of the shares, to recognize ordinary income at the time of grant rather than at the time the restrictions lapse. Upon payment of cash or stock by the Company upon the end of the restriction period applicable to Restricted Stock Units, the grantee recognizes ordinary income in an amount equal to the cash received and/or the fair market value of the stock received. The Company is entitled to a federal income tax deduction in an amount equal to the fair market value of the stock or the amount of the cash payment at the time the grantee recognizes income related to the grant of shares of Restricted Stock or Restricted Stock Units.

     Performance Shares and Performance Units

     No income generally will be recognized upon the grant of Performance Shares or Performance Units. Upon payment in respect of the earn-out of Performance Shares or Performance Units, the recipient generally will be required to include as ordinary income in the year of receipt an amount equal to the cash received and the fair market value of shares of stock received, and the Company will be entitled to a federal income tax deduction in an amount equal to such amount.

     Other Awards

     The recipient of cash or shares of the Company's Common Stock recognizes ordinary income upon receipt in an amount equal to the cash received and/or the fair market value of the stock received, and the Company will be entitled to a federal income tax deduction in an amount equal to such amount.

     The foregoing discussion is not a complete description of the federal income tax aspects of the Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local tax consequences.

     Information Concerning the Company

          The Company hereby undertakes to provide without charge to each participant to whom this document is delivered, upon written or oral request of such participant, a copy of any and all the documents that have been incorporated by reference in Item 3 of
     Part II of the latest Registration Statement on Form S-8 relating to the Plan (which documents are incorporated by reference into the prospectus) and any other documents required to be delivered to participants pursuant to Rule 428(b) of the Securities Act of 1933.

     Requests for all documents should be addressed to:

                    John M. Starling
                    Secretary
                    The Goldfield Corporation
                    100 Rialto Place, Suite 500
                    Melbourne, FL  32901
                    (407) 724-1700


     Additional Information

          Additional information about the Plan and its administrators may be obtained from the Secretary of the Company at the above address.